UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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ZALE CORPORATION
(Name of Registrant as Specified in Its Charter)

TIG ADVISORS, LLC TFI PARTNERS, LLC TIG ARBITRAGE ASSOCIATES MASTER FUND, L.P. TIG ARBITRAGE ENHANCED MASTER FUND, L.P. CARL TIEDEMANN MICHAEL TIEDEMANN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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TIG Advisors, LLC, together with the other participants named herein (the “TIG Advisors Group”), is making a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes against the Agreement and Plan of Merger, dated as of February 19, 2014, by and among Zale Corporation, a Delaware corporation (the “Company”), Signet Jewelers Limited, a Bermuda corporation ("Signet") and Carat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Signet and certain related proposals, at a special meeting of stockholders of the Company scheduled to be held on May 29, 2014 (the “Special Meeting”).

On May 9, 2014, the TIG Advisors Group issued the following press release:

TIG Advisors Opposes Zale Merger with Signet Jewelers

•	Proposes that offer price inadequate, process flawed, offer grossly unfair to Zale stockholders

•	Calls on Zale stockholders to vote AGAINST merger with Signet

•	Plans to solicit proxies to oppose Zale merger with Signet

•	Files presentation for stockholders

NEW YORK, May 9, 2014 --TIG Advisors, LLC (“TIG Advisors” and together with its affiliates the “TIG Advisors Group” or “we”) a stockholder of Zale Corporation (NYSE: ZLC)(“Zale” or the “Company”), owning approximately 9.5% of its outstanding shares of common stock, $0.01 par value per share (the “Shares”), intends to vote against Zale’s proposed merger with Signet Jewelers Limited (NYSE: SIG)(“Signet”) at the upcoming special meeting of stockholders scheduled to be held on Thursday, May 29, 2014 (the “Special Meeting”).

TIG Advisors invites shareholders to view its presentation entitled “Zale: A Turnaround Story Cut Short? Right Deal – Wrong Price” filed with the Securities and Exchange Commission (“SEC”) today https://www.sec.gov/Archives/edgar/data/109156/000092189514001031/ex991to13d09571007_05092014.pdf TIG Advisors intends to file a preliminary proxy statement with the SEC in connection with its solicitation of proxies against the Zale Merger. TIG Advisors urges all fellow shareholders to join it in voting AGAINST the proposed merger. Shareholders may also choose to withhold quorum by not voting on the merger and thus delay their vote on the proposed merger until a later date.

“We believe the current offer price of $21 per share is grossly unfair to current shareholders. Shareholders are not being paid a fair value for the margin expansion opportunity they already own, much less a premium. The transfer of value to Signet shareholders and the lopsided sharing of deal synergies could not be seen more clearly than by comparing the $1.4B of value accretion that Signet shareholders have enjoyed versus the $286M premium paid for Zale shares. Said another way, Signet holders have benefited 5x the amount that Zale holders have,” said Drew Figdor, Portfolio Manager.

A Turnaround Story Cut Short? Right Deal – Wrong Price

Our analysis of the proposed merger identified several problematic issues in the valuation of Zale and the negotiation of the agreement, that led us to oppose the transaction. These are summarized below and more fully discussed in our forthcoming proxy statement:

The Proposed Merger Consideration is below the Standalone Value of Zale

The day before the announcement of the Merger, Zale was trading at an EV/EBITDA multiple of 9.1x 2016 analyst estimates. Using Management’s now disclosed 2016 base case estimate, this would imply a $31 share price. Using management’s alternative [downside] case, would imply a $25 share price.

Use of an Inappropriate Share Price Benchmark

TIG Advisors believes that the trading price of the shares of Zale at the time of the announced transaction were significantly undervalued. Had Management’s projections been known to investors ahead of the Merger’s announcement, we believe investors would have valued the shares well in excess of recent trading ranges. We also believe Golden Gate’s announced intention to register shares for sale adversely affected the Company’s market value.

Use of Stale Financial Information

Zale and its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) relied on stale financial forecasts prepared some time before July 31, 2013 in evaluating the fairness to the Company’s stockholders of Signet’s offer. Considering that actual results were already exceeding projections this would have yielded a materially different fairness analysis. We view this as a substantial oversight.

Failure to Include Equitable Share of Potential Synergies

TIG Advisors believes a proper analysis would examine Zale and Signet from the perspective of the market’s view of what value was created and shared by the transaction. By our estimate, the $1.4 billion increase in Signet’s market capitalization on the date of the Merger announcement compares to a $286 million premium paid for depressed Zale shares.

All-Cash Merger Consideration Deprives Zale Stockholders of the Value of Synergies and Upside Potential

TIG Advisors believes that the agreed upon transaction with Signet was flawed from the outset because it neither recognized the value of the turnaround already well underway nor did it split the value of deal synergies with Zale holders in an equitable manner. TIG Advisors believes that both issues could have been addressed with an equity component to the consideration.

Shortcomings in the BofA Merrill Lynch Fairness Analysis

We have detailed above our view that the fairness analysis improperly relied upon stale financial forecasts that have not been updated through two quarterly reports following the entry into the Merger Agreement. We further believe that BofA Merrill Lynch included a number of irrelevant companies and transactions in order to formulate a comparable group that would support the Merger.

We Believe The Process That Led To The Signing Of The Merger Was Flawed

TIG Advisors believes the merger consideration is inadequate and fails to provide full and fair value for the Shares and that the sale process was tainted by a number of conflicts of interest.

Our key concerns are summarized below, and more fully described in our proxy statement:

Potential Conflicts of Interest with Golden Gate

We believe the inclusion of Golden Gate’s representative on the board of directors’ negotiation committee created an inherent conflict of interest between a 23% stockholder looking to sell its stake and a Board decision over evaluating the right course to maximize shareholder value.

TIG Advisors believes that consistent with its fiduciary duties to all shareholders of Zale and with understanding of the inherent conflicts of interest, the Board should have negotiated a transaction that requires the vote of a “majority of the minority” of Zale shareholders for the approval of the Merger.

Potential Conflict with Bank of America

While actively engaged with Zale in the potential lead underwriting role for Golden Gate’s Zale shares, BofA Merrill Lynch was simultaneously soliciting business from Signet by analyzing the merits of a potential acquisition of Zale for $17 - $21 per share, making a presentation on October 7, 2013.

We believe that BofA Merrill Lynch was conflicted and not in the best position to provide a “fairness opinion” on the proposed Merger given its prior involvement with Signet. We question why BofA Merrill Lynch and not any of the numerous other nationally recognized investment banks were retained.

The Company’s Lack of Sale Process

According to Zale’s Proxy Statement, the Company never explored interest in the sale of the Company prior to receiving Signet’s unsolicited offer, then never sought other bidders or “shopped” the Company in any way during the course of its negotiations with Signet to seek competing offers and has entered into a merger agreement with Signet that does not contain a “go-shop” provision that would allow the Company to ensure that value is being maximized.

Potential Conflict with Management

Amidst discussions with Signet as to the sale of the Company, Signet indicated to Theo Killion, CEO of Zale, that it was Signet’s preference for Mr. Killion to continue leading the Zale division of Signet post transaction closing. These indications happened both in early January and in early February, according to the Proxy Statement. In our view, Signet’s stated interest in retaining Mr. Killion served to further deepen the level of conflicts replete throughout the process.

Alternatives Exist For Maximizing Stockholder Value

TIG Advisors believes shareholders should vote against the current deal with Signet given the lack of compelling value delivered versus Zale’s standalone value. While TIG Advisors believes there is minimal or no downside risk given the strong financial results reported by the Company following the Merger announcement, shareholders concerned by the perceived downside have another option available.

Zale shareholders can withhold quorum and thus delay their vote on the Merger until a later date (potentially into the beginning of 2015) when more is known about Zale’s results and the fair value Zale shareholders should receive in the Merger can be better estimated. Zale shareholders are essentially long a very valuable “put option” with a strike price of $21 and an expiration date of February 19, 2015.

Our reading of the Merger Agreement indicates to us that should enough shareholders withhold quorum by not voting their shares for, against or abstain with respect to the approval of the Merger, then under the provisions of the Merger Agreement, Zale’s Board may postpone or adjourn the Special Meeting to solicit additional proxies for the purpose of obtaining the requisite stockholder approval.

In the event that shareholders approve the acquisition, we intend to pursue an appraisal claim against Signet to compel additional consideration for our interest but we believe that all Zale holders deserve a fair price for their shares.

We encourage shareholders of Zale to recognize the Company’s true value and join us in voting AGAINST the Merger.

Shareholders do not have to take any action at this time. TIG Advisors has filed a preliminary proxy statement with the SEC, and intends to send proxy material to Zale stockholders.

TIG Advisors has retained Olshan Frome Wolosky LLP as its legal counsel, and MacKenzie Partners, Inc. as its proxy solicitor, to support its efforts in opposing the proposed merger at the Special Meeting.

About TIG Advisors

TIG Advisors, LLC ("TIG") is an SEC registered investment adviser. Founded in 1980, the firm is engaged in the active management of alternative investment funds and their underlying businesses. The company seeks to partner with experienced and talented portfolio managers that it believes have proven and repeatable investment processes. The firm strives to provide a platform for managers to preserve the culture, philosophy, and research capability that is distinct to their investment discipline, while also drawing on the institutional infrastructure of TIG.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

TIG Advisors, LLC, together with the other participants named herein (the “TIG Advisors Group”) intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a preliminary proxy statement and accompanying BLUE proxy card to be used to solicit votes against approval of the Agreement and Plan of Merger, dated as of February 19, 2014, by and among Zale Corporation, a Delaware corporation (the “Company”), Signet Jewelers Limited, a Bermuda corporation ("Signet") and Carat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Signet, at a special meeting of stockholders of the Company scheduled to be held on May 29, 2014 (the “Special Meeting”).

THE TIG Advisors Group STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are TIG Advisors, LLC (“TIG Advisors”), TFI Partners, LLC (“TFI Partners”), TIG Arbitrage Associates Master Fund, L.P. (“TIG Associates”), TIG Arbitrage Enhanced Master Fund, L.P. (“TIG Enhanced”), Carl Tiedemann and Michael Tiedemann.

As of the date hereof, TIG Associates directly beneficially owned 175,142 shares of Common Stock, including 5,600 shares of Common Stock underlying certain call options exercisable within 60 days hereof. As of the date hereof, TIG Enhanced directly beneficially owned 467,832 shares of Common Stock, including 15,000 shares of Common Stock underlying certain call options exercisable within 60 days hereof. TFI Partners, as the general partner of each of TIG Associates and TIG Enhanced, may be deemed the beneficial owner of 642,974 shares of Common Stock beneficially owned by TIG Associates and TIG Enhanced, including 20,600 shares of Common Stock underlying certain call options exercisable within 60 days hereof. As of the date hereof, TIG Advisors beneficially owns 4,104,775 shares of Common Stock, consisting of 642,974 shares of Common Stock beneficially owned directly by TIG Associates and TIG Enhanced (including 20,600 shares of Common Stock underlying certain call options exercisable within 60 days hereof), and 3,461,801 shares of Common Stock held in other accounts managed by TIG Advisors (the “TIG Advisors Accounts”), including 111,200 shares of Common Stock underlying certain call options exercisable within 60 days hereof. Carl Tiedemann, as the managing member of each of TIG Advisors and TFI Partners, may be deemed to be the beneficial owner of the aggregate of 4,104,775 shares of Common Stock, including 131,800 shares of Common Stock underlying certain call options exercisable within 60 days hereof, beneficially owned directly by TIG Associates and TIG Enhanced and held in the TIG Advisors Accounts. Michael Tiedemann, as the managing member of each of TIG Advisors and TFI Partners, may be deemed to be the beneficial owner of the aggregate of 4,104,775 shares of Common Stock, including 131,800 shares of Common Stock underlying certain call options exercisable within 60 days hereof, beneficially owned directly by TIG Associates and TIG Enhanced and held in the TIG Advisors Accounts.

Contacts

Investor Contact
MacKenzie Partners, Inc.
Charlie Koons, 212-929-5708
ckoons@mackenziepartners.com
or
Larry Dennedy, 212-929-5239
ldennedy@mackenziepartners.com

Media Contact
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com